As filed with the Securities and Exchange Commission on July 21, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NORTH AMERICAN SCIENTIFIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0366422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20200 Sunburst Street Chatsworth, California 91311 (818) 734-8600
(Address of Principal Executive Offices)

L. Michael Cutrer
President and Chief Executive Officer
North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311
(818) 734-8600
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Allan J. Reich, Esq. Seyfarth Shaw LLP 131 S. Dearborn Street, Suite 2400 Chicago, Illinois 60603 Telephone: (312) 460-5000	David N. King Vice President and General Counsel North American Scientific, Inc. 20200 Sunburst Street Chatsworth, California 91311 Telephone: (818) 734-8600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	12,291,934	$1.58	$19,421,256	$2,078.07
Common Stock, $0.01 par value per share, issuable upon the exercise of warrants	6,701,006	$1.58	$10,587,589	$1,132.87
Total	18,992,940		$30,008,845	$3,210.94

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on July 18, 2006, as reported on the Nasdaq Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated July 21, 2006

NORTH AMERICAN SCIENTIFIC, INC.

18,992,940 Shares of Common Stock
_________________________________

This prospectus relates to the proposed resale or other disposition of up to 18,992,940 shares of North American Scientific, Inc. common stock, $0.01 par value per share, by the selling stockholders listed on page 7. Of this amount, 12,291,934 outstanding shares of common stock are held by certain selling stockholders and 6,145,967 shares of common stock are issuable to certain selling stockholders upon the exercise of warrants to purchase common stock that were previously issued by us to certain selling stockholders in a private placement transaction that closed on June 7, 2006. In addition, this prospectus relates to 555,039 shares of common stock (as adjusted in accordance with certain anti-dilution provisions) that are issuable to Partners for Growth II, L.P. (“PFG”) pursuant to a Loan and Security Agreement dated as of March 28, 2006 between us and two of our subsidiaries and PFG and the accompanying warrants. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.

Our common stock trades on the Nasdaq Global Market under the trading symbol NASI. On July 18, 2006, the last reported sale price of our common stock was $1.60 per share.

The selling stockholders or their pledges, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 9 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares.
_________________________________

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. THESE RISKS ARE DESCRIBED UNDER THE CAPTION “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q AND IN OTHER DOCUMENTS WE SUBSEQUENTLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

All references to “Company” “we,” “our” or “us” refer solely to North American Scientific, Inc. and its subsidiaries and not to the persons who manage us or sit on our Board of Directors. Reference to “selling stockholders” refers to those stockholders listed herein under Selling Stockholders, who may sell shares from time to time as described in this prospectus.  All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders.

OUR COMPANY

North America Scientific, Inc. is a company that designs, develops, and produces and sells innovative products for radiation therapy treatment, including brachytherapy seeds, and treatment planning and delivery technology for intensity modulated radiation therapy (“IMRT”) and image guided radiation therapy (“IGRT”). In addition, since 1990, we have applied our expertise in radioisotopes to develop and market products for other medical, environmental, research and industrial applications.

In 1996, we began to focus our research and product development activities primarily on medical products that are useful in the diagnosis, management and treatment of diseases such as cancer. This initiative resulted in the development of our first two therapeutic products, iodine-based and palladium-based implantable brachytherapy seeds for the treatment of prostate cancer. We began manufacturing our Iodine-125 seed for commercial use in 1998, and introduced our Palladium-103 seed the following year, thus becoming the first company to manufacture both iodine and palladium brachytherapy seeds. We currently market and sell our Iodine-125 seeds under the trade name Prospera® I-125, and our Palladium-103 seeds under the trade name Prospera® Pd-103.

In August 2003, we acquired substantially all of the assets of Radiation Therapy Products (“RTP”), a manufacturer and distributor of equipment, including steppers and stabilizers, used in prostate brachytherapy procedures. We added RTP to our brachytherapy product portfolio to provide a more complete product offering to customers and prospects.

In May 2004, we acquired NOMOS Corporation (“NOMOS”), a developer, manufacturer and marketer of products and services for IMRT and IGRT. NOMOS was recognized as the pioneer of the IMRT and IGRT fields and its products are used to treat a variety of cancers at hospitals and free-standing radiation oncology centers. As a result of the acquisition, we now offer a broader complement of products and services to address the needs of the radiation oncologist.

We were incorporated as a Delaware corporation in 1990. Our principal executive offices are located at 20200 Sunburst Street, Chatsworth, California 91311, and our telephone number is (818) 734-8600.  Our internet address is www.nasmedical.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus, and you should not consider it part of this prospectus.

Recent Developments

Private Placement Transaction

On June 6, 2006, we entered into Securities Purchase Agreements with certain private equity investors providing for the private placement of 12,291,934 shares of our common stock at a purchase price of $1.9525 per share, of which $0.0625 is allocated as consideration for the warrants. In addition, we issued warrants to the investors to purchase up to 6,145,967 shares of our common stock at an exercise price of $2.08 per share, subject to certain adjustments. We closed the private placement transaction on June 7, 2006. The warrants may be exercised no earlier than 180 days from the closing date and will expire seven years from the date of issuance.

The aggregate offering price of the private placement was approximately $24 million. The net proceeds to us after payment of fees and expenses was approximately $22 million.

The shares of common stock sold to the investors and the shares of common stock issuable upon the exercise of the warrants are subject to certain registration rights as set forth in the Securities Purchase Agreements. Under the Securities Purchase Agreements, we agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the closing of the transaction to register the resale of the shares of common stock and the shares of common stock issuable upon the exercise of the warrants. If we fail to file a registration statement within such time period or such registration statement is not declared effective within 90 days after the closing of the transaction, we will be liable for certain specified liquidated damages as set forth in the Securities Purchase Agreements, except that the parties have agreed that the Company will not be liable for liquidated damages with respect to the Warrants or the Warrant Shares. We have agreed to maintain the effectiveness of this registration statement until the earlier of such time as the passage of two years from the closing date or all of the securities registered under the registration statement may be sold under Rule 144(k) of the Securities Act of 1933 (the “Securities Act”) or all of the securities registered under the registration statement have been sold. We will pay all expenses incurred in connection with the registration, except for underwriting discounts and commissions.

The Securities Purchase Agreements contain certain customary closing conditions, as well as the requirement that we increase the number of members of the Board of Directors of the Company (the “Board”) from seven members to nine members. Under the Securities Purchase Agreements, Three Arch Partners, one of the selling stockholders, has the right to designate two members to the Board so long as Three Arch Partners beneficially owns greater than 3,500,000 shares of common stock (including shares of common stock issuable upon exercise of the warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations) and the right to designate one member to the Board so long as Three Arch Partners beneficially owns greater than 2,000,000 shares of common stock (including shares of common stock issuable upon exercise of the warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations). In accordance with the terms of the Securities Purchase Agreements, we increased the number of members of our Board from seven members to nine members and Three Arch Partners designated Wilfred E. Jaeger, M.D. and Roderick A. Young to fill the two vacancies. Our Board elected Dr. Jaeger and Mr. Young to serve as members of the Board on June 13, 2006.

In connection with the issuance of the warrants and upon closing of the transaction, we entered into a Warrant Agreement with our transfer agent relating to the Warrant of Three Arch Partners and a different Warrant Agreement with our transfer agent relating to the Warrants of the investors other than Three Arch Partners. The material differences between the two Warrant Agreements are described below.

The Three Arch Partners Warrant Agreement includes a non-waivable provision that provides that the number of shares issuable upon exercise of the warrants that may be acquired by Three Arch Partners will be limited to the extent necessary to assure that, following such exercise, the total number of shares of common stock then beneficially owned by Three Arch Partners and its affiliates does not exceed 19.9% of the total number of issued and outstanding shares of common stock as of the date of such exercise (including for such purpose the shares of common stock issuable upon such exercise of warrants), unless approved by our stockholders prior to such exercise. The Warrant Agreement relating to the warrants of the other investors does not include such a provision.

The Warrant Agreement relating to the investors other than Three Arch Partners includes a waivable provision that provides that the number of shares issuable upon exercise of the warrants that may be acquired by a registered holder of warrants upon an exercise of warrants will be limited to the extent necessary to assure that, following such exercise, the total number of shares of common stock then beneficially owned by its holder and its affiliates does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise of warrants). This provision may be waived by a registered holder of warrants upon, at the election of such holder, upon not less than 61 days prior notice to us. This Warrant Agreement also contains a non-waivable provision that provides that the number of shares issuable upon exercise of the warrants that may be acquired by a registered holder of warrants upon an exercise of warrants will be limited to the extent necessary to assure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise of warrants). The Warrant Agreement relating to the warrants of Three Arch Partners does not include such provisions.

The sale of the shares of common stock and the warrants were not registered under the Securities Act, or any state securities laws. We relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section. Each investor represented that it was an accredited investor, as such term is defined in Regulation D under the Securities Act, and that it was acquiring the common stock and warrants for its own account and not with a view to or for sale in connection with any distribution thereof, and appropriate legends are affixed to the common stock and warrants.

We are filing this registration statement and prospectus as required by the Securities Purchase Agreements. We will not receive any proceeds from the resale of the common stock by the investors. We will, however, receive the net proceeds of any warrants exercised for cash.

Certain Registration Rights

This registration statement also covers 555,039 shares of common stock (as adjusted in accordance with certain anti-dilution provisions) that are issuable to PFG pursuant to a Loan and Security Agreement dated as of March 28, 2006 between the Company and two of our subsidiaries and PFG and the accompanying warrants. The warrants issued to PFG in connection with the loan documents were initially exercisable with respect to an aggregate of 395,000 shares of common stock and are entitled to an adjustment to the exercise price of the warrants in the event that we issue, before March 28, 2007, shares of our common stock, options, warrants or other securities convertible into common stock, at a per share value less than $1.89. Upon closing of the private placement transaction described above, the exercise price of the warrants issued to PFG were reduced to $1.35 and the number of shares issuable upon exercise of the PFG warrants were adjusted upward and are currently exercisable with respect to an aggregate of

555,039 shares of common stock. Pursuant to the warrants issued to PFG in connection with the loan documents, PFG is entitled to notices of record date and the opportunity to participate in this public offering of our securities to the same extent as the Investors.

RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Investment in our shares involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended October 31, 2005, as filed with the SEC on January 18, 2006, which is incorporated herein by reference in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including those described in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006, as filed with the SEC on March 13, 2006, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006, as filed with the SEC on June 9, 2006. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also harm our business. If any of the risks or uncertainties described in our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, financial condition or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. We urge you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “strive,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and risk factors, our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth above under the caption “Risk Factors” and elsewhere in this prospectus and the documents that are incorporated by reference. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. We disclaim any obligation to update these statements, or disclose any difference between our actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the common stock covered by this prospectus are solely for the accounts of the selling stockholders. We will not receive any proceeds from the sale or other disposition of these shares of common stock.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants. To the extent we receive proceeds from the cash exercise price of the warrants, we intend to use a portion of the proceeds for new product development, including the introduction of our breast brachytherapy initiative, and for other general corporate purposes, including working capital. The cash exercise price of the warrants issued to the purchasers in the private placement transaction is $2.08 per share. The cash exercise price of the warrants issued to PFG is $1.35 per share (as adjusted). The warrants issued to PFG are also exercisable on a cashless basis. We will not receive any cash payment from the selling stockholders upon any exercise of the PFG warrants on a cashless basis. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock dividends and split-ups, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain rights or warrants to holders of our common stock, as applicable.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

On June 7, 2006, we entered into Securities Purchase Agreements with certain of the selling stockholders, pursuant to which we sold an aggregate of 12,291,934 shares of our common stock and issued warrants to purchase up to 6,145,967 shares of our common stock in a private placement transaction. This prospectus covers the sale or other disposition by the selling stockholders or their transferees of up to the total number of shares of common stock issued to those selling stockholders pursuant to the Securities Purchase Agreements plus the total number of shares of common stock issuable upon exercise of the warrants issued to those selling stockholders pursuant to the Securities Purchase Agreements. In accordance with the terms of the PFG warrant, we have agreed to include the 555,039 shares underlying the warrants issued to PFG in any registration statement filed by the Company on behalf of the purchasers under the Securities Purchase Agreements.  Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the warrant shares issued to the selling stockholders under the Securities Purchase Agreements and the warrant shares issued to PFG, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the Securities Purchase Agreements as well as PFG.

The warrants issued to the purchasers in the private placement will become exercisable at any time 180 days after June 7, 2006 at an exercise price of $2.08 per share and expire seven years from the date of issuance. The warrants issued to PFG are immediately exercisable at an exercise price of $1.35 per share (as adjusted), and expire five years from the date of issuance.  If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under the “Plan of Distribution.”

Under the Securities Purchase Agreements, Three Arch Partners, one of the selling stockholders, has the right to designate two members to the Board so long as Three Arch Partners beneficially owns greater than 3,500,000 shares of common stock (including shares of common stock issuable upon exercise of the warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations) and the right to designate one member to the Board so long as Three Arch Partners beneficially owns greater than 2,000,000 shares of common stock (including shares of common stock issuable upon exercise of the warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations). In accordance with the terms of the Securities Purchase Agreements, we increased the number of members of our Board from seven members to nine members and Three Arch Partners designated Wilfred E. Jaeger, M.D. and Roderick A. Young to fill the two vacancies. Our Board elected Dr. Jaeger and Mr. Young to serve as members of the Board on June 13, 2006. Except as otherwise disclosed above with respect to Three Arch Partners or disclosed in the footnotes below with respect to any other selling stockholder, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders assuming all of the shares covered hereby are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.

The information set forth below is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of securities to the selling stockholders in connection with the private placement transaction. The percentages of shares owned after the offering are based on 29,337,449 shares of our common stock outstanding as of July 14, 2006, including the shares of common stock covered hereby.

	Shares Owned Prior to	Number of Shares Being Offered		Shares Owned After Offering (3)
Name	Offering (1)	Shares	Warrant Shares(2)	Number	Percent
Aphelion Medical Fund LP (4)	204,866	204,866	102,433	0	*
Enable Growth Partners LP (5)	326,505	326,505	163,252	0	*
Enable Opportunity Partners LP (6)	65,301	65,301	32,651	0	*
Heller Capital Investments, LLC (7)	204,866	204,866	102,433	0	*
Iroquois Master Fund Ltd. (8)	204,866	204,866	102,433	0	*
Micro Cap Partners, L.P.	1,177,976	1,177,976	588,988	0	*
Palo Alto Fund II, L.P.	768,246	768,246	384,123	0	*
Palo Alto Healthcare Master Fund, L.P.	512,164	512,164	256,082	0	*
Partners for Growth II, L.P. (9)	0	0	555,039	0	*
Pierce Diversified Strategy Master Fund LLC, Ena (10)	43,534	43,534	21,767	0	*
RAQ, LLC (11)	128,040	128,040	64,020	0	*
SDS Capital Group SPC, Ltd. (12)	435,340	435,340	217,670	0	*
SF Capital Partners Ltd. (13)	2,560,818	2,560,818	1,280,409	0	*
Stiassni Capital Partners, L.P. (14)	128,042	128,042	64,021	0	*
TAC Associates, L.P. (15)	138,720	138,720	69,360	0	*
Three Arch Associates IV, L.P. (16)	44,258	44,258	22,129	0	*
Three Arch Capital, L.P. (17)	2,934,262	2,934,262	1,467,131	0	*
Three Arch Partners IV, L.P. (18)	2,004,398	2,004,398	1,002,199	0	*
UBTI Free, L.P.	102,432	102,432	51,216	0	*
Valesco Healthcare Master Fund, L.P. (19)	307,300	307,300	153,650	0	*

*	Represents beneficial ownership of less than 1%.
(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of July 15, 2006.

(2)	Assumes the exercise for cash of all warrants to purchase common stock offered in this prospectus held by the selling stockholders.
(3)	Assumes the sale of all shares and warrant shares offered in this prospectus.
(4)
Aphelion Medical Fund is affiliated with Aphelion Capital, LLC, a Delaware limited liability company. Lynn Pieper and Ned Scheetz are members and portfolio managers of Aphelion Medical Fund. Lynn Pieper or Ned Scheetz are duly authorized, on behalf of Aphelion Capital, to cause Aphelion Medical Fund to vote securities and to conduct securities transactions, including the purchase and sale of securities. Lynn Pieper and Ned Scheetz are the managing partners of Aphelion Capital LLC.

(5)
Enable Growth Partners L.P. is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the managing member of Enable Capital LLC and is also a principal in Enable Growth Partners L.P.’s general partner. Enable Growth Partners L.P. purchased shares of the Company for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC. Enable Growth Partners, L.P. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understanding or arrangements with any other persons, directly or indirectly, to dispose of the securities. Additionally, Enable Capital LLC is foreclosed from the same because it does not maintain customer or client accounts.

(6)
Enable Opportunity Partners L.P. is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the managing member of Enable Capital LLC and is also a principal in Enable Opportunity Partners L.P.’s general partner. Enable Opportunity Partners L.P. purchased shares of the Company for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC. Enable Opportunity Partners L.P. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understanding or arrangements with any other persons, directly or indirectly, to dispose of the securities. Additionally, Enable Capital LLC is foreclosed from the same because it does not maintain customer or client accounts.

(7)	Ronald Heller has sole voting and investment control over the shares held by Heller Capital Investments, LLC. Mr. Heller disclaims beneficial ownership of these shares.
(8)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.
(9)
Partners for Growth II, LLC, a Delaware limited liability company, is the general partner of Partners for Growth II, L.P. Each of Donald M. Campbell, Andrew Kahn and Lorraine Nield are managing members of Partners for Growth II, LLC and are duly authorized to cause Partners for Growth II, L.P. to vote securities and to conduct securities transactions, including the purchase and sale of securities.

(10)
Pierce Diversified Strategy Master Fund LLC is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the managing member of Enable Capital LLC and is also a principal in Pierce Diversified Strategy Master Fund LLC’s general partner. Pierce Diversified Strategy Master Fund LLC purchased shares of the Company for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC. Pierce Diversified Strategy Master Fund acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understanding or arrangements with any other persons, directly or indirectly, to dispose of the securities. Additionally, Enable Capital LLC is foreclosed from the same because it does not maintain customer or client accounts.

(11)
Lindsay A. Rosenwald, M.D. is the managing and sole member of RAQ, LLC. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC. Dr. Maher is also a managing director of Paramount BioCapital Asset Management, Inc.

(12)
Steve Derby is the managing member of SDS Management, LLC, the investment advisor to SDS Capital Group SPC, Ltd. Mr. Derby has voting and dispositive power over the Company’s securities held by SDS Capital Group SPC, Ltd. Mr. Derby disclaims any beneficial ownership except to the extent of his pecuniary interest, if any.

(13)
Michael A. Roth and Brian J. Stark have sole voting and investment control over the securities held by SF Capital Partners Ltd. Messrs. Roth and Stark disclaim beneficial ownership of such securities. SF Capital Partners Ltd. is an affiliate of two NASD registered broker-dealers. SF Capital Partners Ltd. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understanding or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(14)
Stiassni Capital, LLC is the general partner to Stiassni Capital Partners, L.P. Nicholas C. Stiassni is the sole managing member of Stiassni Capital, LLC and is authorized to vote securities and to conduct securities transactions, including the purchase and sale of securities, on behalf of Stiassni Capital Partners, L.P. Stiassni Capital Partners, L.P., Stiassni Capital, LLC and Nicholas C. Stiassni are not registered broker-dealers or affiliates.

(15)
TAC Management, L.L.C., the general partner of TAC Associates, L.P., may be deemed to have sole power to vote and dispose of these shares. Each of Mark A. Wan, Wilfred E. Jaeger, a director of the Company, and Barclay Nicholson, each of whom is a managing member of TAC Management, L.L.C., may be deemed to have sole power to vote and dispose of these shares.

(16)
Three Arch Management IV, L.L.C., the general partner of Three Arch Associates IV, L.P., may be deemed to have sole power to vote and dispose of these shares. Each of Mark A. Wan, Wilfred E. Jaeger, a director of the Company, and Barclay Nicholson, each of whom is a managing member of Three Arch Management IV, L.L.C., may be deemed to have sole power to vote and dispose of these shares.

(17)
TAC Management, L.L.C., the general partner of Three Arch Capital, L.P., may be deemed to have sole power to vote and dispose of these shares. Each of Mark A. Wan, Wilfred E. Jaeger, a director of the Company, and Barclay Nicholson, each of whom is a managing member of TAC Management, L.L.C., may be deemed to have sole power to vote and dispose of these shares.

(18)
Three Arch Management IV, L.L.C., the general partner of Three Arch Partners IV, L.P., may be deemed to have sole power to vote and dispose of these shares. Each of Mark A. Wan, Wilfred E. Jaeger, a director of the Company, and Barclay Nicholson, each of whom is a managing member of Three Arch Management IV, L.L.C., may be deemed to have sole power to vote and dispose of these shares.

(19)
Valesco Healthcare GP, LLC, a Delaware limited liability company (“Valesco HC GP”), is the general partner to Valesco Healthcare Master Fund, L.P., a Cayman Islands limited partnership (“Master Fund”). Keith Maher, M.D. is a member and the portfolio manager of Valesco HC GP. Dr. Maher is duly authorized, on behalf of Valesco HC GP, to cause Master Fund to vote securities and to conduct securities transactions, including the purchase and sale of securities. Lindsay A. Rosenwald, M.D. is the managing member of Valesco HC GP. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC. Dr. Maher is also a managing director of Paramount BioCapital Asset Management, Inc.

PLAN OF DISTRIBUTION

The selling stockholders, which include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

In connection with the sale of our shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the shares being offered by this prospectus has been passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois. Certain partners of Seyfarth Shaw LLP beneficially own 58,250 shares of our common stock.

EXPERTS

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of October 31, 2005 and for the year ended October 31, 2005 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended October 31, 2005 have been so incorporated in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

The financial statements as of October 31, 2004 and for each of the two years in the period ended October 31, 2004 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a resale registration statement on Form S-3 under the Securities Act to register the shares of common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 100 F Street, N.E., in Washington, DC. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov or on our website at http://www.nasmedical.com. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended October 31, 2005 filed with the SEC on January 18, 2006 and amended on February 28, 2006 and June 2, 2006;

•	Our Quarterly Report on Form 10-Q for the period ended April 30, 2006 filed with the SEC on June 9, 2006;

•	Our Quarterly Report on Form 10-Q for the period ended January 31, 2006 filed with the SEC on March 13, 2006;

•
Our Current Reports on Form 8-K, filed with the SEC on January 19, 2006, February 3, 2006, February 14, 2006, March 17, 2006 (two filings), April 3, 2006, May 2, 2006, May 9, 2006, June 7, 2006 and June 16, 2006; and

•
The description of the our common stock which is contained in the Registration Statement on Form 10-SB filed August 22, 1995, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to North American Scientific, Inc. Attention: Chief Financial Officer, 20200 Sunburst Street, Chatsworth, California 91311, telephone: (818) 734-8600.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered hereunder other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee	$3,211
Printing Fees and Expenses	$5,000
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$20,000
Miscellaneous Expenses	$5,000
Total	$53,211

Item 15. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matters as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The Certificate of Incorporation of the Company, as amended (the “Certificate”), provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company, or is or was serving at the request of the Company as a director of another corporation or of a partnership, joint venture, trust, or other enterprise, will be indemnified by the Company, and that each person who is so involved by reason of the fact that he or she was an officer, agent of the Company, or is or was serving at the request of the Company as an officer, agent or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, may be indemnified by the Company in accordance with the DGCL. The indemnification rights conferred by the Certificate are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The by-laws of the Company (the “By-laws”) provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company shall be indemnified by the Company, and that each person who is so involved by reason of the fact that he or she was an officer, employee or agent of the Company, or is or was serving at the request of the Company in any other capacity for or on behalf of the Company may be indemnified by the Company. Expenses may be paid in advance by the Company upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the Company. The indemnification and advancement of expenses provided by the By-laws are not exclusive of any other rights to which persons seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company has purchased and maintains insurance on behalf of its directors, officers, employees and agents.

Item 16. Exhibits

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.2	Certificate of Amendment of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-QSB for the quarterly period ended July 31, 1998.
4.3	Certificate of Domestication of the Registrant, incorporated by reference to Exhibit 3(i)(a) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.4	Bylaws of the Registrant, incorporated by reference to Exhibit 3(ii) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.5	Rights Agreement, incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-A, filed October 16, 1998.
4.6
The First Amendment dated as of April 28, 2004, to the Rights Agreement, dated as of October 12, 1998 by and between the Registrant and U.S. Stock Transfer Corporation, incorporated by reference to Exhibit 10 to the Registrant’s Form 8-K filed April 30, 2004.

4.7
The Second Amendment dated as of June 5, 2006, to the Rights Agreement, dated as of October 12, 1998 by and between the Registrant and U.S. Stock Transfer Corporation, incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed June 7, 2006.

4.8	Securities Purchase Agreement dated June 6, 2006 between the Company and the Investors, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed June 7, 2006.
4.9	Form of Warrant Agreement between the Company and Three Arch Partners, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed June 7, 2006.
4.10	Form of Warrant Agreement between the Company and certain other investors, incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed June 7, 2006.
5.1	Opinion of Seyfarth Shaw LLP
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(ii)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(iii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iv)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on July 21, 2006.

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/ L. Michael Cutrer

Name: L. Michael Cutrer Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Michael Cutrer and James W. Klingler, and each of them, as his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary N. Wilner
Dr. Gary N. Wilner	Chairman of the Board of Directors	July 21, 2006

/s/ L. Michael Cutrer
L. Michael Cutrer	President, Chief Executive Officer and Director	July 21, 2006
(Principal Executive Officer)

/s/James W. Klingler
James W. Klingler	Senior Vice President and Chief Financial Officer	July 21, 2006
(Principal Financial Officer)

/s/ John A. Friede
John A. Friede	Director	July 21, 2006

/s/ Jonathan P. Gertler
Dr. Jonathan P. Gertler	Director	July 21, 2006

/s/ Wilfred E. Jaeger
Wilfred E. Jaeger	Director	July 21, 2006

/s/ John M. Sabin
John M. Sabin	Director	July 21, 2006

/s/ Richard A. Sandberg
Richard A. Sandberg	Director	July 21, 2006

/s/ Nancy W. Wysenski
Nancy W. Wysenski	Director	July 21, 2006

/s/ Roderick A. Young
Roderick A. Young	Director	July 21, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.2	Certificate of Amendment of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-QSB for the quarterly period ended July 31, 1998.
4.3	Certificate of Domestication of the Registrant, incorporated by reference to Exhibit 3(i)(a) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.4	Bylaws of the Registrant, incorporated by reference to Exhibit 3(ii) of the Registrant’s Registration Statement on Form 10-SB, filed August 22, 1995.
4.5	Rights Agreement, incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-A, filed October 16, 1998.
4.6
The First Amendment dated as of April 28, 2004, to the Rights Agreement, dated as of October 12, 1998 by and between the Registrant and U.S. Stock Transfer Corporation, incorporated by reference to Exhibit 10 to the Registrant’s Form 8-K filed April 30, 2004.

4.7
The Second Amendment dated as of June 5, 2006, to the Rights Agreement, dated as of October 12, 1998 by and between the Registrant and U.S. Stock Transfer Corporation, incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed June 7, 2006.

4.8	Securities Purchase Agreement dated June 6, 2006 between the Company and the Investors, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed June 7, 2006.
4.9	Form of Warrant Agreement between the Company and Three Arch Partners, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed June 7, 2006.
4.10	Form of Warrant Agreement between the Company and certain other investors, incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed June 7, 2006.
5.1	Opinion of Seyfarth Shaw LLP
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)